VANGUARD SMALL CAP INDEX FUND – INVESTOR SHARES

	Total Net Asset Value		Net Asset Value per Share
	US$	Yen	US$	Yen
	(millions)	(millions)
The 44th Fiscal Year Ended on	6,247	641,005	26.83	2,753
December 31, 2004
The 45th Fiscal Year Ended on	5,902	605,604	28.52	2,926
December 31, 2005
The 46th Fiscal Year Ended on	6,808	698,569	32.62	3,347
December 31, 2006
The 47th Fiscal Year Ended on	6,214	637,619	32.58	3,343
December 31, 2007
The 48th Fiscal Year Ended on	4,050	415,571	20.40	2,093
December 31, 2008
The 49th Fiscal Year Ended on	5,913	606,733	27.49	2,821
December 31, 2009
The 50th Fiscal Year Ended on	5,270	540,755	34.75	3,566
December 31, 2010
The 51st Fiscal Year Ended on	3,925	402,744	33.38	3,425
December 31, 2011
The 52st Fiscal Year Ended on	3,813	391,252	38.74	3,975
December 31, 2012
The 53rd Fiscal Year Ended on	5,040	517,154	52.69	5,407
December 31, 2013
2013 End of January	4,103	421,009	41.20	4,228
February	4,176	428,499	41.75	4,284
March	4,390	450,458	43.70	4,484
April	4,356	446,969	43.76	4,490
May	4,445	456,101	45.34	4,652
June	4,390	450,458	44.95	4,612
July	4,710	483,293	47.88	4,913
August	4,540	465,849	46.36	4,757
September	4,763	488,731	48.99	5,027
October	4,928	505,662	50.59	5,191
November	5,003	513,358	51.96	5,332
December	5,040	517,154	52.68	5,405
2014 End of January	4,956	508,535	51.60	5,295
February	5,193	532,854	54.21	5,562
March	5,162	529,673	54.03	5,544
April	5,009	513,973	52.77	5,415